EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Form S-3 Registration Statement (No. 333-288361) and the related Prospectus of Bakkt Holdings, Inc. for the registration of Class A Common Stock, Preferred Stock, Debt Securities, Warrants and Units with an aggregate offering price not to exceed $1,000,000,000 and to the incorporation by reference therein of our report dated March 25, 2024, except for the effects of Staff Accounting Bulletin 122 Accounting for Obligations to Safeguard Crypto-Assets an Entity Holds for its Platform Users, Accounting Standards Update 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, and the Reverse Stock Split completed by the Company on April 29, 2024, all as disclosed in Note 2 as to which the date is March 19, 2025, and except for the effects of Discontinued Operations, as disclosed in Note 2 as to which the date is December 10, 2025, with respect to the consolidated financial statements of Bakkt Holdings, Inc. for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 10, 2025